UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
October 15, 2009
Date of Report (Date of earliest event reported)
CNB CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	033-00737 (Commission file number)	38-2662386 (I.R.S. Employer Identification No.)
303 North Main Street, Cheboygan MI 49721
(Address of principal executive offices, including Zip Code)
(231) 627-7111
(Registrant’s telephone number, including area code)
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events
On October 15, 2009, Citizens National Bank (“the Bank”), a subsidiary of CNB Corporation (“the Company”) made the decision to sell a substantial amount of its holdings of preferred shares. As communicated in a February 6, 2009 letter to shareholders with accompanying Q&A (see the Company’s 8-K filed February 6, 2009), the Bank, at the time, held Money Market Preferred (“MMP”) investments with the underlying security of these investments being preferred stock. As a result of the Lehmann Brothers bankruptcy, the Bank acquired the underlying preferred shares of the MMP investments.
As of September 30, 2009 the Bank held these preferred shares as follows:

Morgan Stanley Series A	80,000 shares $900,000 book value	$2,000,000 par value

HSBC USA Inc	80,000 shares $1,056,000 book value	$2,000,000 par value

Federal Home Loan Mortgage Corporation	40,000 shares $21,600 book value	$2,000,000 par value
The bank also continues to hold one MMP investment which did not distribute stock as the auctioneer of this investment did not file bankruptcy although they did discontinue making a market for this investment. Should the Bank decide to sell this investment, the sale would most likely be performed thought a third party investment broker.
As of the date of this Report on Form 8-K, the Bank has sold its entire position in Morgan Stanley Series A preferred shares in a single transaction at a price of $19.50 per share for 80,000 shares. This transaction resulted in a pre-tax gain of $660,000 from the current book value.
As of the date of this Report on Form 8-K, the Bank has also sold its entire position in HSBC USA Inc preferred shares in multiple transactions at a weighted average price of $19.68. These transactions resulted in a pre-tax gain of $519,000 from the current book value.
These transactions will be reported by the Company as non-operating income in the Company’s financial statements for the fourth quarter of 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB Corporation (Registrant)
/s/ Susan A. Eno
Susan A. Eno
President and Chief Executive Officer

Dated: November  6, 2009